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                                                                     EXHIBIT 21


PARENTS AND SUBSIDIARIES

     The Company and its subsidiaries<F*> as of June 30, 1997 are as follows:

                                      State (Country) of   Percentage of Voting
Name of Company                         Incorporation        Securities Owned
---------------                       ------------------   --------------------
Kellwood Company                      Delaware                     Parent
American Recreation Products, Inc.    Delaware                      100%
Kellwood Asia Limited                 Hong Kong                     100%
Smart Shirts Limited                  Hong Kong                     100%
Keeta Company Limited                 Hong Kong                     100%
South Asia Garment Limited            Hong Kong                     100%
KWD Holdings, Inc.                    Delaware                      100%
Robert Scott & David Brooks
  Outlet Stores, Inc.                 Delaware                      100%
Tri-W Corporation                     North Carolina                100%
Halmode Apparel, Inc.                 Delaware                      100%
David Dart, Inc.                      California                    100%
Force One, Inc.                       California                    100%


<F*> Some of the above subsidiaries also have subsidiaries which are not listed because, in the aggregate, they are not considered to be significant.